INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Towerstream Corporation on Form SB-2 of our report dated February 10, 2007, except for Notes 15 (l) and (m), as to which the date is March 12, 2007, with respect to our audits of the financial statements of Towerstream Corporation as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading ‘‘Experts’’ in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
March 16, 2007